Exhibit 99.1

Biogen Media Contact:	Biogen Investor Contact:
Jason Glashow	Matt Calistri
Biogen Inc.	Biogen Inc.
Tel: (781) 464-3260	Tel: (781) 464-2442

Biogen and Forward Pharma Agree to Enter into Settlement and License Agreement

Biogen to Pay $1.25B in Exchange for License Agreement to Forward Pharma Intellectual Property

Future Payment of Royalties Subject to Resolution of Ongoing Patent Procedures in US and EU

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Biogen Inc. (NASDAQ: BIIB) today announced that it has agreed to enter into a settlement and license agreement with Forward Pharma, subject to the approval of Forward Pharma’s shareholders and other customary conditions. The license agreement will provide Biogen an irrevocable license to all intellectual property owned by Forward Pharma.

Upon the effectiveness of the settlement and license agreement, Biogen will provide Forward Pharma a cash payment of $1.25 billion.  Under certain circumstances outlined in the agreement, Biogen will pay Forward Pharma royalties on net sales of Biogen products  for  the treatment of multiple sclerosis that are covered by a Forward Pharma patent and have dimethyl fumarate (“DMF”) as an active pharmaceutical ingredient.

“We are very pleased to have reached this settlement with Forward Pharma.  We believe this agreement will clarify and strengthen our intellectual property for TECFIDERA, the leading oral therapy for multiple sclerosis,” said Michel Vounatsos, Chief Executive Officer of Biogen.

The settlement and license agreement does not resolve the issues pending in the ongoing Interference Proceeding in the U.S. or the Opposition Proceeding in the EU.  Biogen and Forward Pharma intend to permit the Patent Trial and Appeal Board (PTAB), the U.S. Court of Appeals for the Federal Circuit, the European Patent Office, and the Technical Board of Appeal and the Enlarged Board of Appeal, make a final determination in the proceedings before them.

Summary of Details and Conditions of the Agreement

The agreement to enter into a settlement and license agreement (the “License Agreement”) announced today was reached between Biogen’s wholly owned subsidiaries, Biogen Swiss Manufacturing GmbH and Biogen International Holding Ltd., and Forward Pharma A/S, a Danish limited liability company (“Forward Pharma”) and additional related parties and is subject to the approval of Forward Pharma’s shareholders and other customary conditions. The approval of two-thirds of Forward Pharma’s voting share capital is required to approve the License Agreement.  Shareholders representing approximately 77% of Forward Pharma’s voting share capital have irrevocably agreed to vote in favor of the License Agreement.  Forward Pharma has agreed to convene an extraordinary general meeting on February 1, 2017 to obtain the approval of its shareholders.

The License Agreement will have a perpetual term and provide for the grant to Biogen of an irrevocable, co-exclusive license to all intellectual property owned by Forward Pharma in the U.S. (the “U.S. Licensed Intellectual Property”).  The co-exclusive U.S. license may be converted into an irrevocable exclusive license subject to the conditions in the License Agreement, which include the absence of legal restraints and the receipt of all necessary regulatory approvals.  The License Agreement will also provide for the grant to Biogen of an irrevocable, exclusive license to all intellectual owned by Forward Pharma anywhere else in the world (collectively, the “Designated Countries Licensed Intellectual Property”).

Upon the execution and delivery of the License Agreement, Biogen will pay Forward Pharma a non-refundable cash payment of $1.25 billion which will not affect Biogen’s 2016 Non-GAAP financial results. Under certain circumstances, Biogen will also be obligated to pay Forward Pharma future royalties on net sales of Biogen products  for  the treatment of multiple sclerosis that are covered by a Forward Pharma patent and have dimethyl fumarate (“DMF”) as an active pharmaceutical ingredient.

Biogen will only be obligated to pay Forward Pharma royalties in the U.S. if Forward Pharma obtains patent rights covering treatment of a human for multiple sclerosis by orally administering 480 mg per day of DMF arising from the interference proceeding between the Company and Forward Pharma that is currently pending at the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office (the “Interference Proceeding”).  If royalties are payable in the U.S. and Biogen holds a co-exclusive license, a royalty of 1%  will be payable from January 1, 2023 until the earlier of the expiration, unenforceability or invalidation of the patents included in the U.S. Licensed Intellectual Property.   If Biogen holds an exclusive license, a royalty of 10% will be payable from January 1, 2021 to December 31, 2028 and a royalty of 20% will be payable from January 1, 2029 until the earlier of the expiration, unenforceability or invalidation of the patents included in the U.S. Licensed Intellectual Property.

   Biogen will only be obligated to pay Forward Pharma royalties in countries other than the U.S. if Forward Pharma obtains patent rights covering treatment of a human for multiple sclerosis by orally administering 480 mg per day of DMF in the opposition proceeding against Forward Pharma’s European patent EP 2801355 (Application No. 14172398.1) (the “Opposition Proceeding”).  If royalties are payable in countries other than the U.S., a royalty of 10% of Net Sales of applicable infringing products will be payable on a country-by-country basis, from January 1, 2021 to December 31, 2028, and a royalty of 20% will be payable on a country-by-country basis from January 1, 2029 until the earlier of the expiration, unenforceability or invalidation of the patents included in the Designated Countries Licensed Intellectual Property in each country.

The License Agreement does not resolve the issues pending in the Interference Proceeding or the Opposition Proceeding.  Biogen and Forward Pharma intend to permit the PTAB and the U.S. Court of Appeals for the Federal Circuit, as applicable, and the European Patent Office and the Technical Board of Appeal and the Enlarged Board of Appeal, as applicable, to make a final determination in the proceedings before them.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological, autoimmune and rare diseases. Founded in 1978, Biogen is one of the world’s oldest independent biotechnology companies and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For more information, please visit www.biogen.com. Follow us on Twitter.

Safe Harbor
 This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to: Biogen’ s commercial business, the obligation to make, the anticipated amount of, and the timing of, royalty payments under the License Agreement,  the timing, outcome and impact of administrative, regulatory, legal and other proceedings related to patents and other proprietary and intellectual property rights, the strength and value of intellectual property rights, and the approval of the License Agreement and the transactions contemplated by the License Agreement by Forward Pharma’s shareholders and regulatory authorities and tribunals. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: risks relating to management and key personnel changes; failure to compete effectively; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; potential future healthcare reforms; the occurrence of adverse safety events; failure to protect and enforce our data, intellectual property and other proprietary rights and uncertainties relating to intellectual property claims and challenges; uncertainty of success in developing, licensing or acquiring other product candidates or additional indications for existing products; and other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.